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                                                                 EXHIBIT a(2)(d)

                                AMENDMENT NO. 3
                                       TO
                              AMENDED AND RESTATED
                       AGREEMENT AND DECLARATION OF TRUST
                                       OF
                        AIM SPECIAL OPPORTUNITIES FUNDS


         This Amendment No. 3 to the Amended and Restated Agreement and Declaration of Trust of AIM Special Opportunities Funds (this "Amendment") amends, effective as of December 13, 2000, the Amended and Restated Agreement and Declaration of Trust of AIM Special Opportunities Funds dated as of November 5, 1998, as amended (the "Agreement").

         Under Section 9.7 of the Agreement, this Amendment may be executed by a duly authorized officer of the Trust.

         NOW, THEREFORE, the Agreement is hereby amended as follows:

         1. Unless defined herein, each capitalized term used in this Amendment shall have the meaning given it in the Agreement.

         2. Section 1.2(g) is hereby amended and restated in its entirety to read as follows:

         "(g) "Class Expenses" means expenses incurred by a particular Class in connection with a shareholder services arrangement or a distribution plan that is specific to such Class or any other differing share of expenses or differing fees, in each case pursuant to a plan adopted by the Trust pursuant to Rule 18f-3 under the 1940 Act, as such plan or Rule may be amended from time to time."

         3. The second sentence of Section 2.3(b) is hereby amended and restated in its entirety to read as follows:

              "Each Class so established and designated shall represent a Proportionate Interest (as defined in Section 2.5(d)) in the net assets belonging to that Portfolio and shall have identical voting, dividend, liquidation, and other rights and be subject to the same terms and conditions, except that (1) Class Expenses allocated to a Class for which such expenses were incurred shall be borne solely by that Class, (2) other expenses, costs, charges, and reserves allocated to a Class in accordance with
              Section 2.5(e) may be borne solely by that Class, provided that the allocation of such other expenses, costs, charges, and reserves is not specifically required to be set forth in a plan adopted by the Trust pursuant to Rule 18f-3 under the Act, (3) dividends declared and payable to a Class pursuant to Section 7.1 shall reflect the items separately allocated thereto pursuant to the preceding clauses, (4) each Class may have separate rights to convert to another Class, exchange rights, and similar rights, each as determined by the Trustees, and (5) subject to Section

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              2.6(c), each Class may have exclusive voting rights with respect to matters affecting only that Class."

         4. Section 2.6(c) is hereby amended and restated in its entirety to read as follows:

         "(c) If (1) the Class A Shareholders of a Portfolio approve any increase in expenses allocated to the Class A Shares of that Portfolio in connection with (A) a Plan of Distribution adopted pursuant to Rule 12b-1 under the 1940 Act, (B) a non-Rule 12b-1 shareholder services plan or (C) any other plan or arrangement whereby Classes of that Portfolio pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Trust's assets, then
              (2) the Class B Shares of that Portfolio will stop converting to the Class A Shares unless the Class B Shareholders of that Portfolio, voting separately, approve the increase in expenses. The Trustees shall have sole discretion in determining whether such increase in expenses is submitted to a vote of the Class B Shareholders. Should such increase in expenses not be submitted to a vote of the Class B Shareholders or, if submitted, should the Class B Shareholders fail to approve such increase in expenses, the Trustees shall take such action as is necessary to:
              (1) create a new class of that Portfolio (the "New Class A Shares") which shall be identical in all material respects to the Class A Shares of that Portfolio as they existed prior to the implementation of the increase in expenses; and (2) ensure that the existing Class B Shares of that Portfolio will be exchanged or converted into New Class A Shares no later than the date such Class B Shares were scheduled to convert to Class A Shares. If deemed advisable by the Trustees to implement the foregoing, and at the sole discretion of the Trustees, such action may include the exchange of all Class B Shares of that Portfolio for a new class of that Portfolio (the "New Class B Shares"), identical in all material respects to the Class B Shares of that Portfolio except that the New Class B Shares will automatically convert into the New Class A Shares. Such exchanges or conversions shall be effected in a manner that the Trustees reasonably believe will not be subject to federal taxation."

         5. Section 2.8 is hereby amended by deleting the clause ", except as provided herein or by applicable law," from the second sentence of Section 2.8.

         6. Section 4.7 is hereby amended and restated in its entirety to read as follows:

              "Section 4.7. Independent Trustee. A Trustee who is an "Independent Trustee," as that term is defined in the Delaware Act, shall be deemed to be an Independent Trustee when making any determinations or taking any action as a Trustee."


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         7.   All references in the Agreement to "this Agreement" shall mean the Agreement as amended by this Amendment.

         8. Except as specifically amended by this Amendment, the Agreement is hereby confirmed and remains in full force and effect.

         IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Trust, has executed this Amendment as of December 13, 2000.



                                          /s/ ROBERT H. GRAHAM
                                          ------------------------------------
                                          Name:  Robert H. Graham
                                          Title: President





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